SOFTWARE PURCHASE AGREEMENT

This Software Purchase Agreement (this “Agreement”) is made this 17 day of April 2023 (the “Effective Date”), between the Mag Magna Corp., a corporation organized under the laws of the State of Wyoming, which is referred to herein as a “Customer” and ZOLTARON DATA TECHNICS SDN. BHD, a company which is referred to herein as an “Executor”, (herein individually referred to as a “Party” and collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Executor has developed and is the sole and exclusive owner of software for accounting and analysis of primary information on poultry farming, optimization, and planning tasks, hereinafter referred to as the “Software”. The Software consists of all matters, terms, conditions, features, and descriptions contained in the Proposal given by the Executor to the Customer, which is attached to this Agreement as Exhibit A; and

WHEREAS, the Executor desires to sell, assign, grant, convey, and transfer the Software to the Customer, and the Customer desires to buy and acquire 100% of the Software from the Executor, in accordance with the terms and conditions of this Agreement.

NOW THEREFOR, the Executor grants, and the Customer accepts a personal and exclusive right for the Software upon the terms and conditions set forth below:

TERMS

1.	Definitions

1.1.   “Software” means, collectively, the full retail version of the Software delivered to the Customer in source code, together with any and all improvements, corrections, modifications, updates, enhancements, or other changes, whether or not included in the current retail version.

1.2.     “Software Trade Secret” means any scientific or technical information, design, process, procedure, formula, or improvement included in the Software that is valuable, not generally known in the industry, and gives the owner of the Software a competitive advantage over those competitors who do not know or use such information.

1.3.   “Source code” means a text listing of commands to be compiled or assembled into an executable computer program.

2.	Conveyance of rights

2.1. Executor hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Software the Customer all of right, title, and interest in and to both the tangible and the intangible property constituting the Software, in perpetuity (or for the longest period of time otherwise permitted by law), including the following corporeal and incorporeal incidents to the Software:

(a)	Title to and possession of the media, devices, and documentation that constitute all copies of the Software, its component parts, and all documentation relating thereto, possessed, or controlled by the Executor, which are to be delivered to the Customer pursuant to Section 3 of this Agreement.

(b)     All right, title, and interest of the Customer in and to the inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property owned or claimed by the Customer pertaining to the Software.

3.	Delivery

3.1.   The Executor shall deliver to the Customer the source code for testing for 10 days on April 17, 2023 (the “Effective Day”). Moreover, the Executor shall deliver to the Customer its entire inventory of copies of the Software in object code form; (2) a master copy of the Software, which shall be in a form suitable for copying.

4.	Payment

4.1.   Purchase Price. In consideration for the Executor's execution of this Agreement and performance of the terms and conditions contained herein, the Customer agrees to pay to the Executor the full amount of nine thousand U.S. dollars ($9,000) within 10 days after receiving access to the Software and checking it till April 27, 2023 (the “Maturity Date”). All payments shall be made by bank transfer to the Executor`s account.

5.	Warranties of title

5.1.	The Executor represents and warrants that:

(a)	the Customer shall receive, pursuant to this Agreement as of the Effective Date, complete and exclusive rights, title, and interest in and to all tangible and intangible property rights existing in the Software.

(b)	it has developed the Software entirely through its own efforts for its own account and that the Software is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party;

(c)	the Software does not infringe any patent, copyright, or trade secret of any third party;

(d)	the Software is fully eligible for protection under applicable copyright law and has not been forfeited to the public domain; and that the source code and system specifications for the Software have been maintained in confidence;

(e)	all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software either

(1)   have been party to a work-for-hire relationship with the Executor that has accorded the Executor full, effective, and exclusive original ownership of all tangible and intangible property arising with respect to the Software or (2) have executed appropriate instruments of assignment in favor of the Executor as assignee that have conveyed to the Executor full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the Software;

(f)	it will make all improvements, correct all errors if any and complete the development of the Software at the proper level after receiving the bug report from the Customer within ten (10) days till the Maturity Date.

5.2 There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Software by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

6.	Acknowledgment of rights

6.1.   In furtherance of this Agreement, the Executor hereby acknowledges that, from and after the Effective Date of this Agreement, the Customer has acceded to all of the Executor`s right, title, and standing to:

(a)	Receive all rights and benefits pertaining to the Software.

(b)	Institute and prosecute all suits and proceedings and take all actions that the Customer, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Software.

(c)	Defend and compromise any and all such action, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and perform all other such acts in relation thereto as the Customer, in its sole discretion, deems advisable.

7.	Limited warranty & support

7.1 The Executor represents and warrants that the Software conforms in all material respects to the functional specifications. Software Customer`s exclusive remedy for breach of the foregoing warranty shall be to require the Executor to correct any material nonconformance to such Specifications or, at the Executor's option, to receive repayment in full of the Purchase Price.

7.2. For a period of ten (10) days from the Effective Day and until the Maturity Date after receiving the source code for testing, the Customer has this period of time to test the code and prepare a bug report necessary to finalize the Software as agreed by the Parties.

8.	Term and termination.

8.1.   This Agreement shall commence on the Effective Date and shall continue until the completion of the obligations specified in this Agreement between the Parties.

8.2.  This Agreement may be terminated by either Party upon giving thirty (30) days’ notice by either side.

9.	Protection of trade secrets
9.1.	The Parties agree to hold each other's Confidential Information in for a period of three

(3)   years following the Effective Date of this Agreement. The Parties agree, that unless required by law, they shall not make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each Party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

9.2.    A Party's "Confidential Information" shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; (d) is independently developed by the other party; or (e) is required to be disclosed by any judicial or governmental requirement or order (provided that Recipient timely advises the disclosing party of the governmental demand for disclosure).

9.3.   The Executor agrees that from and after the Effective Date, and for so long thereafter as the data or information remains Software Trade Secrets, the Executor shall not use, disclose, or permit any person not authorized by the Customer to obtain any Software Trade Secrets (whether or not the Software Trade Secrets are in written or tangible form), except as specifically authorized by the Customer.

10.	Indemnity

10.1.    Indemnification. The Executor will defend, at its sole expense, any claim, suit or proceeding brought against the Customer which is based upon a claim that (i) the Software infringes any patent, copyright, or trade secret, provided the Customer gives to the Executor written notice within thirty (30) days of receiving notice of such claim and provides the Executor reasonable cooperation in the defense of the claim. The Executor will pay any damages and costs assessed against the Customer (or payable by the Customer pursuant to a settlement agreement) in connection with the proceeding.

10.2.   Remedies of Customer. If a court directs the Customer to cease distribution of the Software, the Executor will either (i) modify the Software so that it is no longer infringing, or (ii) procure for the Customer the rights necessary for to exploit the Software at no expense to the Customer. If the Executor is unable to comply with either subsection (i) or (ii), the Customer, at its option may either replace the infringing portions of the Software with non-infringing software at the Executor's expense or terminate this Agreement and receive a complete refund of the purchase price.

11.	Miscellaneous

11.1.  Binding. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto, together with their respective legal representatives, successors, and assigns.

11.2.   Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Wyoming.

11.3.   Notices. Any notices given by either party hereunder will be in writing and will be given by personal delivery, national overnight courier service, or by U.S. mail, certified or registered, postage prepaid, return receipt requested, to the Executor or to the Customer at their respective addresses specified above. All notices will be deemed effective upon personal delivery or five (5) days following deposit in the U.S. mail.

11.4.   Entirety and Amendment. This Agreement hereto constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, any representations, or communications. The terms of this Agreement may not be amended except by a written executed by both Parties.

11.5.    Force Majeure. Neither party will be in default if its performance is delayed or becomes impossible or impractical by reason of any cause beyond such party's reasonable control.

WHEREAS, the Parties have executed this Agreement in counterparts, each of which shall be deemed an original, as of the Effective Date first written above.

CUSTOMER EXECUTOR

MAG MAGNA CORP. ZOLTARON DATA TECHNICS SDN. BHD

/s/ MAG MAGNA CORP. /s/ ZOLTARON DATA TECHNICS SDN. BHD

Date: April 17, 2023 Date: April 17, 2023

EXHIBIT A

Agreement for the purchase of software for accounting and analysis of primary information on poultry farming, optimization, and planning tasks.

The software is designed to perform a detailed analysis of primary data related to poultry farming, including data on livestock movement, egg production, and live weight. It can generate various metrics such as poultry safety, egg productivity, and biometric indicators of birds based on live weight, such as distribution graph, mean, variance, error of the mean, and coefficient of variation.

The software also calculates feed requirements for different time periods such as per day, per week, per month, and for the entire poultry rearing period for each feed recipe used. Additionally, the program has an automatic verification mechanism to ensure accurate and reliable data input.

Program Interface Features:

1.	Accounting for primary information:

-	according to the movement of the livestock: arrived, fell, culled.
-	eggs received: whole, broken.
-	feed rate per 1 head, feed given out.
-	live weight of birds, daylight hours, house temperature.

2.	Calculation of livestock and the intensity of egg-laying, both on a daily and weekly basis.

3.  A graphical analysis of data for three selected years has been implemented. Graphs can be customized with controls.

4.  Mechanism for complex calculation of diets for various birds. To do this, it is necessary to designate the bird for which it is necessary to calculate the diet and initiate the optimization process. The software will automatically generate the ration table with the appropriate feed recommendations.

5.    Possibilities for working with a database of ingredients, feed structure and normative indicators of requirements for mixed feed for poultry of various species and age groups.

CUSTOMER EXECUTOR

MAG MAGNA CORP. ZOLTARON DATA TECHNICS SDN. BHD

/s/ MAG MAGNA CORP. /s/ ZOLTARON DATA TECHNICS SDN. BHD

Date: April 17, 2023 Date: April 17, 2023